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EXHIBIT 99.1                                                       PRESS RELEASE
UNITED AUTO GROUP FORM 8-K  MARCH 22, 2000
[UNITED AUTO GROUP LOGO]
                                                     UnitedAuto Group, Inc.
                                                     375 Park Avenue, 22nd Floor
                                                     New York, NY 10152






Contact: Sam DiFeo     Jim Davidson               Phil Hartz
         President     Executive Vice President-  Sr.Vice President - Corporate
                       Finance                    Communications (Media Contact)
         201 324-2207  201 324-2676               212 715-8629

FOR IMMEDIATE RELEASE

       UNITEDAUTO GROUP PLANS TO LAUNCH CHANGE OF CONTROL OFFER FOR NOTES
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         DETROIT, MI, March 22, 2000 - UnitedAuto Group, Inc. (NYSE: UAG), a
leading publicly-traded automobile retailer, announced today that it plans to launch a change of control offer to purchase any and all of its outstanding Series A and Series B 11% Senior Subordinated Notes due 2007 (the "Notes") within the next 30 days. The Bank of New York will act on behalf of UnitedAuto as agent for the tender offer. The price to be paid for the Notes purchased in the offer will be 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. As of March 21, 2000, there was $151 million principal amount of these Notes outstanding.

         Under the terms of the Notes, UnitedAuto is required to make a change of control offer in the event that any person's beneficial ownership of UnitedAuto voting stock increases above 40%. Due to UnitedAuto's previously announced stock repurchase program, Penske Capital Partners' beneficial ownership has increased above 40%.

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell these securities. The change of control offer will be made only by a Change of Control Notice and Offer to Purchase and related Letter of Transmittal.

         UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships as well as from strategic acquisitions, operates 104 franchises in 16 states and Puerto Rico. UnitedAuto dealerships sell new and used vehicles and market a complete line of aftermarket automotive products and services.

         This press release contains forward-looking information, and actual results may materially vary from those expressed or implied herein. Factors - including economic conditions, manufacturer approvals, and acquisition risks that could affect these results - are described in reports and documents filed by the Company with the Securities and Exchange Commission.

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